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                                                                   EXHIBIT 10.77

[ASPECT LETTERHEAD]

April 4, 2000

Mr. Barry Wright
1660 Orvieto Court
Pleasanton, CA  94566

Dear Barry:

This letter confirms the agreement (the "Agreement") between you and Aspect Communications (the "Company") regarding your voluntary separation from employment with the Company.

1.   Transition Period.

     (a) Resignation. You will resign from your position as an officer of the Company effective April 7, 2000 (the "Transition Date").

     (b) Transition Period. Commencing on April 7, 2000, and continuing through June 2, 2000 ("Termination Date"), the Company shall retain you as a part-time employee (the "Transition Period"). Your title during the Transition Period shall be Executive Advisor. During this Transition Period, you will be available to provide services to the Company as requested, on a flexible schedule basis, not to exceed forty (40) hours a month. You may engage in employment, consulting or other work relationships in addition to your work for the Company during the Transition Period. The Company agrees to make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it does not unreasonably interfere with other work activities in which you may engage. As of the Termination Date, you will cease to be employed by the Company in any capacity.

     (c) Salary. During the Transition Period, the Company will continue to pay your base salary at the same level ($29,167 per month) that you were receiving as of the Transition Date. These salary payments will be made on the Company's regular payroll dates subject to applicable withholdings and deductions. Upon the Termination Date, you will be paid for any accrued and unused vacation earned through the Termination Date.
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Mr. Barry Wright
Page 2

     (d) Benefits. During the Transition Period, you will be entitled to continue your participation in the Company's employee health insurance and other benefit plans in effect on the Transition Date, pursuant to the terms of the plans.

2. Stock Options. You currently hold qualified and unqualified Incentive Stock Options under the Company's 1999 Equity Incentive Plan (the "Plan") (attached hereto as Exhibit A) for 150,000 shares of the common stock of the Company (the "Option"). Pursuant to the terms of your Incentive Stock Option ("ISO") (attached hereto as Exhibit B) and the terms of the Plan, thirty seven thousand five hundred (37,500) shares will vest on June 1, 2000. You will have thirty (30) days following the Termination Date to exercise your option on those
vested shares.   Under your ISO and the Plan, your Option will cease vesting on the Termination Date. All other terms, conditions and limitations applicable to your Option, pursuant to the ISO and the Plan, will remain in full force and effect. You agree that you have no other stock rights in the Company (or any parent or subsidiary) other than those enumerated in this paragraph. You are advised by the Company to seek independent legal advice with respect to tax and securities law issues regarding your ISO and any sale of Company stock you may make.

3. Promissory Note. Pursuant to the terms of the Promissory Note dated August 9, 1999 (attached hereto as Exhibit C), any principal balance owed to the Company for its loan to you of eight hundred nine thousand eight hundred ninety dollars ($809,890), plus any applicable interest, shall be payable on June 1, 2001.

4. Bonus. On June 1, 2000, the Company will pay you as part of this Agreement, a bonus in the amount of one hundred twenty five thousand dollars ($125,000), subject to applicable withholdings and deductions (the "Bonus"). You agree to return the Bonus net of the applicable withholdings and deductions to the Company to offset your obligations under the Promissory Note.

5. Cash Bonus Agreement. Pursuant to the terms of the Cash Bonus Agreement (attached hereto as Exhibit D), the Company will pay you the amount of thirty eight thousand dollars ($38,000), subject to standard withholdings and deductions (the "Cash Bonus"), on June 1, 2000. You agree to return the Cash Bonus to the Company to offset your obligations under the Promissory Note.

6. Milestone Bonus. Pursuant to the terms of your offer letter dated May 1, 1999 (attached hereto as Exhibit E), you will receive the final payment of the Milestone Bonus Plan in the amount of fifty thousand dollars ($50,000), (net the applicable withholdings and deductions) provided that, by April 18, 2000, you achieve the milestone of hiring a Vice President of Sales for the Company's Western Region.
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Mr. Barry Wright
Page 3

7. Quarterly Incentive Bonus. Pursuant to the terms of the Aspect Incentive Plan for Fiscal Year 2000 as approved by the Board of Directors on March 16, 2000 (attached hereto as Exhibit G), you will be eligible to receive a quarterly incentive bonus for the first quarter of 2000 (the "Incentive Bonus").

8. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your health insurance benefits at your own expense after the Termination Date. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish.

9. Expense Reimbursement. You agree that within ten (10) days of the Termination Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Termination Date for which you seek reimbursement. The Company shall reimburse your expenses pursuant to its regular business practice.

10. Other Compensation and Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, stock options, stock or benefits from the Company after the Termination Date.

11. Prior Agreements. You agree that except as expressly provided in this Agreement, this Agreement renders null and void any and all prior agreements between you and the Company.

12. References. You agree to direct any job reference inquiries to the Company's Chief Executive Officer or the Senior Vice President for Human Resources.

13. No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

14. Indemnification. The Company agrees to indemnify you for any losses arising out of your discharge of duties with the Company to the fullest extent required under California Labor Code section 2802.
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Mr. Barry Wright
Page 4

15. Return of Company Property. You agree that, by the Termination Date (or earlier if requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to: files, notes, notebooks, memoranda, correspondence, drawings, books and records, plans and forecasts, reports, studies, financial information, personnel information, sales and marketing information, research and development information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

16. Confidential Information and Inventions Assignment Agreement. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement (attached hereto as Exhibit F), both during and after your employment.

17. Nonsolicitation. You agree that for one (1) year following the Termination Date, you will not: directly or indirectly solicit, entice, induce or encourage any employee or independent contractor of the Company to become an employee or independent contractor to or for any other person or entity; or directly or indirectly hire any employee or independent contractor of the Company or anyone who was an employee or independent contractor of the Company at any time between the Effective Date of this Agreement and the anniversary of your Termination Date.

18. Nondisparagement. Both you and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any questions, inquiry or request for information when required by legal process. In addition, as part of this Agreement, you agree not to voluntarily cooperate with any litigation effort against the Company; provided that you may cooperate as required by law.

19. Confidentiality. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement, in confidence, to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose
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Mr. Barry Wright
Page 5

this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

20. Release of Claims. In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit, and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, partners, successors, assigns, affiliates, customers, and clients of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date this Agreement is executed, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

21. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this release; (b) you should consult with an attorney prior to executing this release (although you may choose not to do so);
(c) you have twenty-one (21) days to consider this Agreement (although you may voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you (the "Effective Date").
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Mr. Barry Wright
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22.  Section 1542 Waiver.  You acknowledge that you have read and understand
Section 1542 of the California Civil Code, which states:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under that section and any law in any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against the Company.

23. Arbitration. You and the Company agree that any dispute regarding the interpretation or enforcement of this Agreement or any dispute arising out of your employment or the termination of that employment with the Company, except for disputes involving the protection of the Company's intellectual property, shall be decided by confidential, final and binding arbitration conducted in San Francisco, California by Judicial Arbitration and Mediation Services ("JAMS") under the then-existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum. Nothing in this paragraph is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

24. Miscellaneous. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.
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Mr. Barry Wright
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If this agreement is acceptable to you, please sign below and return the original to me.

I wish you the best of success in your future endeavors.

Sincerely,

Aspect Communications


/s/ James R. Carreker

James R. Carreker
Chairman & Chief Executive Officer

Attachments:
Exhibit A -1999 Equity Incentive Plan
Exhibit B - Incentive Stock Option
Exhibit C - Promissory Note
Exhibit D - Cash Bonus Agreement
Exhibit E - Offer Letter
Exhibit F - Proprietary Information and Inventions Agreement
Exhibit G - Aspect Incentive Plan for Fiscal Year 2000

Having read the foregoing, I hereby agree to the terms and conditions stated above.



/s/ Barry Wright                              Dated:  April 4, 2000
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